Exhibit 99.1

News Release

Cyber Apps World Inc. (OTCBB: CYAP) Proceeds with Beta Testing of its New Friendly and Fast Delivery App

According To Statista, The Online Food Delivery Segment Is Projected To Reach US$182,327m By 2024.

LAS VEGAS, NV.– October 28, 2021 – Cyber Apps World Inc. (OTCBB: CYAP), a company that intends to focus on using strategic investment strategies to fund, incubate, launch, and grow profitable, multiple businesses as wholly-owned subsidiaries, is pleased to announce that it is proceeding with beta testing of its Friendly and Fast food and grocery delivery, and courier computer application. Friendly and Fast is anticipated to be a world-wide application, which Cyber Apps intends to initially launch in the USA and then expand to other markets, including Europe, Canada, and Australia.

Cyber Apps has retained a private software development company to undertake the beta testing, which will include evaluating and refining the Friendly and Fast app in real world settings to ensure its functionality with businesses, drivers, and consumers. Beta testing will occur in Ahmedabad, India due to the large size of the city, the availability of skilled labor with the expertise to conduct beta testing, and the cost-efficiency of conducting the high-level evaluation of computer applications in the area. At the completion of beta testing, Cyber Apps intends to proceed with the marketing and launch of its Friendly and Fast app in the United States.

In connection with the commencement of beta testing, Cyber Apps’ President, Mohammed Irfan Rafimiya Kazi, stated, “The progression of our Friendly and Fast app to the beta testing stage is an important milestone in our corporate development. From the outset, our aim has been to increase shareholder value through the creation and deployment of cutting-edge technology in an ever-changing consumer marketplace that increasing demands effective, user-friendly tools. We are excited that we are nearing the commercial launch of a key service that we hope will generate significant revenue and profit.”

About Cyber Apps World Inc.

Cyber Apps World, Inc. is a company that is dedicated to acquiring and developing a worldwide ecommerce internet platform with the purchase and sale of products and services by way of mobile/computer applications worldwide. Cyber Apps World anticipates making available to subscribers, an ever-growing list of applications and programs.

For more information go to: https://cyberappsworld.com

Forward-Looking Statements:

This press release contains forward-looking information within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. That includes the possibility that our beta testing of the Friendly and Fast application will not be successful, that its commercial launch will not proceed or will not be successful, or that we will not generate any or significant revenue from its eventual launch. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Cyber Apps World, Inc. to be materially different from the statements made herein. Except for any obligation under the U.S. federal securities laws, Nature Consulting, Inc. undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

Company Address

9436 W. Lake Mead Blvd.

Suite 5-53

Las Vegas, NV 89134

Phone: (702) 805-0632

For All Inquiries Contact:

info@cyberappsworld.com